UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_____________

FORM 8-K
_____________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Earliest Event Reported: June 30, 2008
_____________

X-RITE, INCORPORATED
_____________

Michigan	000-14800	38-1737300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4300 44th Street S.E. Grand Rapids, Michigan 49512
(Address of principal executive office) (Zip Code)

Registrant’s telephone number, including area code
(616) 803-2200
_____________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On June 30, 2008, X-Rite, Incorporated (“X-Rite” or the “Company”) entered into an amendment to its promissory note (the “Promissory Note”) dated June 30, 2006 issued to Fifth Third Bank to extend the maturity of the Promissory Note until  July 30, 2008.  The outstanding principal balance on the Promissory Note as of June 30, 2008 was $8,680,000.  The Promissory Note was originally issued to Fifth Third Bank on June 30, 2006 pursuant to the Mortgage and Security Agreement, dated as of June 30, 2006, between X-Rite and Fifth Third Bank.  The Promissory Note is secured by a mortgage on the Company’s former headquarters and manufacturing facility located in Grandville, Michigan.  On July 2, 2008, the Company entered into an Agreement of Purchase and Sale with Metro Acquisitions, LLC (the “Buyer”) to sell the facility for $10.0 million.  The Buyer retains the right to terminate the agreement for a sixty day period while it performs its due diligence investigation of the property.  The Buyer made a $125,000 earnest money deposit at signing, $50,000 of which is non-refundable with the remaining $75,000 becoming non-refundable at the expiration of the due diligence period.  The closing is scheduled to occur on the ninety-first day following the execution and delivery of the contract, provided that the Buyer has the option to extend the closing for up to nine consecutive thirty day periods.  Each of the first six extensions will require the Buyer to make a $30,000 non-refundable payment and each of the last three extensions will require the Buyer to make a $50,000 non-refundable payment.  On September 1, 2008, the Buyer is required to make a non-refundable $50,000 additional earnest money deposit, together with a $300,000 deposit to be applied toward the cost of demolishing the building, $150,000 of which would be credited to the purchase price if the transaction closes.

Item 9.01     Financial Statements and Exhibits.

                              Exhibits

                                  99.1 -   Press Release dated July 3, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized officer.

X-RITE, INCORPORATED

Dated:	July 3, 2008	By:	/s/ David A. Rawden
David A. Rawden
Chief Financial Officer